Exhibit 99.1

FOR RELEASE: August 4, 2016
PennTex Midstream Partners, LP Reports Second Quarter 2016 Results
HOUSTON, TX, August 4, 2016 /GLOBE NEWSWIRE/ - PennTex Midstream Partners, LP (NASDAQ: PTXP) (the “Partnership”) today reported second quarter 2016 financial and operational results.
Financial and operational highlights for the quarter include:

•	Net income of $4.2 million, up 19% from first quarter 2016

•	Net operating cash flow of $14.9 million, up 27% from first quarter 2016

•	Adjusted EBITDA(1) of $15.5 million, up 3% from first quarter 2016

•	Distributable cash flow (“DCF”)(1) of $14.0 million, up 5% from first quarter 2016

•	Average daily processing volumes of 266,000 MMBtu/d
Other highlights:

•	Increased full-year 2016 DCF guidance(2) to $60-$63 million, up from $56-$59 million

•	Announced second quarter 2016 distribution of $0.2846 per unit, a 3.5% increase over first quarter 2016 distribution

•	Improved distribution coverage ratio of 1.22x for second quarter 2016 and decreased leverage ratio to 2.7x as of June 30, 2016

•	Minimum volume commitments under the Partnership’s gathering and processing agreements with its primary customer increased to 460,000 MMBtu/d effective July 1, 2016

(1)Please see “Supplemental Non-GAAP Financial Measures” for a description and reconciliation of Adjusted EBITDA and distributable cash flow.

(2)	Please see “2016 Guidance Update” for a discussion of the unavailability of a comparable GAAP measure on a forward-looking basis.

Commenting on the results, Thomas F. Karam, Chairman and Chief Executive Officer, said, “We are very pleased with this quarter’s results. Our operating results were above expectations, allowing us to increase our distribution for the first time while simultaneously strengthening our distribution coverage and decreasing our leverage ratio. Our primary customer’s minimum volume commitments ramped up to the full nameplate capacity of our processing plants at the beginning of the third quarter and we generate the vast majority of our revenue from take-or-pay agreements. We believe PennTex is now in an even stronger position to execute on our strategy of predictable and attractive growth.”
Second Quarter 2016 Results
Operating revenues for the three months ended June 30, 2016 were $19.2 million and total operating expenses were $13.4 million, resulting in operating income of $5.8 million. In addition, the Partnership recorded $3.9 million of deferred revenue primarily related to undelivered minimum volume commitments. The Partnership reported net income of $4.2 million, or $0.13 per unit, and net operating cash flow of $14.9 million. For the three months ended June 30, 2016, the Partnership generated Adjusted EBITDA of $15.5 million and distributable cash flow of $14.0 million.
Operational Update
The Partnership processed an average of 266,000 MMBtu/d during the second quarter 2016. Minimum volume commitments under the Partnership’s gathering and processing agreements with its primary customer were 345,000 MMBtu/d during the second quarter 2016, and increased to 460,000 MMBtu/d effective July 1, 2016.

Second Quarter 2016 Distribution
On July 21, 2016, the Partnership announced a quarterly distribution of $0.2846 per unit, or approximately $1.14 per unit on an annualized basis, for the second quarter 2016. The distribution represents a 3.5% increase over the distribution declared for the first quarter. The distribution will be paid on August 12, 2016 to unitholders of record as of August 1, 2016.
2016 Guidance Update
The Partnership increased its outlook for full-year 2016 distributable cash flow from $56-$59 million to $60-$63 million. Distributable cash flow is a non-GAAP measure and, on a forward-looking basis, a comparable GAAP measure is unavailable because the Partnership is unable to predict with reasonable certainty and without unreasonable effort items such as changes in working capital, impairments, depreciation and amortization and non-cash general and administrative expenses. These items are uncertain, depend on various factors and could be material to the Partnership’s results calculated in accordance with GAAP.
Financial Position and Liquidity
As of June 30, 2016, the Partnership had $1.7 million in cash on hand. As of June 30, 2016, the Partnership’s total indebtedness was $158.0 million, including letters of credit outstanding, and the Partnership had an additional $117.0 million available borrowing capacity under its revolving credit facility.
Permian Right of First Offer
On July 27, 2016, the Conflicts Committee of PennTex Midstream GP, LLC (the “General Partner”), the general partner of the Partnership, made a recommendation to the board of directors of the General Partner that the Partnership decline to exercise its right of first offer with respect to the sale of PennTex Permian, LLC (“Permian”) by PennTex Midstream Partners, LLC, an affiliate of the General Partner (“PennTex Development”). The Conflicts Committee, which consisted solely of the three independent directors of the General Partner, retained independent financial and legal advisors in connection with its evaluation. On August 4, 2016, PennTex Development announced that it had entered into a definitive agreement to sell Permian to a third party.
Conference Call
The Partnership will host a conference call today, August 4, 2016, at 9:00 a.m. Eastern time (8:00 a.m. Central time) to discuss second quarter 2016 financial and operating results. Interested parties are invited to participate on the call by dialing (877) 710-5977, or (720) 634-9959 for international calls, (Conference ID: 34221612) or via the Partnership’s website at www.penntex.com. A replay of the conference call will be available following the call and can be accessed from www.penntex.com.
An updated presentation is available for download on the Partnership’s website at www.penntex.com.
About PennTex Midstream Partners, LP
PennTex Midstream Partners, LP is a growth-oriented master limited partnership focused on owning, operating, acquiring and developing midstream energy infrastructure assets in North America.  PTXP provides natural gas gathering and processing and residue gas and natural gas liquids transportation services to producers in the Terryville Complex in northern Louisiana. For more information, visit www.penntex.com.
For further information, please direct all inquiries to:
Investor Relations:

Andrejka Bernatova
Vice President, Finance and Investor Relations
Email:  abernatova@penntex.com
Telephone:  (832) 456-4025

Media:

Chris Staffel
Vice President, Administration
Email: cstaffel@penntex.com
Telephone: (832) 456-4005

Cautionary Note
Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements contain words such as “expect, “will” and “anticipate” and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include, but are not limited to, risks related to volatility of commodity prices; the success of producers in the area in which we operate, market demand for natural gas and natural gas liquids; competition in the midstream industry; general economic conditions; and the effects of government regulations and policies. Although we believe that the assumptions reflected in or suggested by the forward-looking statements are reasonable, should any of the underlying assumptions prove incorrect, or should one or more of these risks or uncertainties occur, the Partnership’s actual results and plans could differ materially from those implied or expressed by any forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the U.S. Securities and Exchange Commission on February 26, 2016. Except as otherwise required by applicable law, the Partnership undertakes no obligation to publicly update or revise any such forward-looking statements to reflect events or circumstances that occur, or of which the Partnership becomes aware, after the date hereof.

PENNTEX MIDSTREAM PARTNERS, LP
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per unit amounts)

	Three months ended June 30,		Six months ended June 30,
	2016	2015(1)	2016	2015(1)
Revenues	$19,153	$2,696	$36,802	$2,924

Operating expenses:
Cost of revenues	3,296	—	5,487	—
General and administrative expense	4,077	2,679	8,014	4,933
Operating and maintenance expense	2,384	808	5,003	1,460
Depreciation and amortization expense	3,381	740	6,727	1,057
Impairment of surplus assets	—	2,483	—	2,483
Taxes other than income taxes	227	68	453	137
Total operating expenses	13,365	6,778	25,684	10,070
Operating income (loss)	5,788	(4,082)	11,118	(7,146)
Interest expense, net	1,620	88	3,433	88
Net income (loss)	4,168	(4,170)	7,685	(7,234)
Less: Predecessor loss prior to the Offering on June 9, 2015	—	3,620	—	6,684
Partnership’s interest in net income subsequent to the Offering on June 9, 2015	$4,168	(550)	$7,685	(550)

Earnings per common unit:
Basic	$0.13	$(0.01)	$0.25	$(0.01)
Diluted	$0.13	$(0.01)	$0.25	$(0.01)

Weighted average common and common equivalent units outstanding:
Basic	20,041,722	20,000,000	20,020,861	20,000,000
Diluted	20,041,722	20,000,000	20,020,861	20,000,000
(1) The historical financial data for the three and six months ended June 30, 2015 is derived from the unaudited financial statements of the Partnership’s accounting predecessor, PennTex North Louisiana, LLC. In connection with the closing of the Partnership’s initial public offering on June 9, 2015, PennTex North Louisiana, LLC became a wholly-owned subsidiary of the Partnership.

PENNTEX MIDSTREAM PARTNERS, LP
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures. The GAAP liquidity measure most directly comparable to Adjusted EBITDA and distributable cash flow is net cash provided by operating activities. Adjusted EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash flows from operations or any other measure of financial performance or liquidity presented in accordance with GAAP.
Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. You should not consider Adjusted EBITDA or distributable cash flow in isolation or as substitutes for analysis of results as reported under GAAP.
Adjusted EBITDA is defined as net income (loss), plus interest expense, income taxes, depreciation and amortization, changes in deferred revenues, equity-based compensation expense, non-cash general and administrative expense, non-cash loss (income) related to derivative instruments and impairments on long-term assets. Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense related to operating activities, net of interest income, income taxes paid and maintenance capital expenditures, and distribution equivalents paid in cash.
The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial and liquidity measures for the periods presented, and further reconciles Adjusted EBITDA for the three and six months ended June 30, 2016 and 2015 to distributable cash flow attributable to the Partnership:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(in thousands)
Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$14,902	$(3,307)	$26,644	$(8,435)
Plus:
Cash interest expense related to operating activities	1,286	35	2,767	35
Changes in working capital	(656)	3,686	1,220	6,144
Other	—	(106)	—	(183)
Adjusted EBITDA	15,532	308	30,631	(2,439)
Less:
Predecessor Adjusted EBITDA	—	(747)	—	(3,494)
Cash interest expense related to operating activities	1,286	35	2,767	35
Maintenance capital expenditures	32	3	189	3
Distribution equivalents paid in cash(1)	227	42	401	42
Distributable cash flow	$13,987	$975	$27,274	$975

(1) Represents distribution equivalent rights paid in cash in respect of the applicable period to the extent reflected as changes in equity.

The following table provides the calculation of Adjusted EBITDA as defined above:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(in thousands)
Net income (loss)	$4,168	$(4,170)	$7,685	$(7,234)
Add:
Interest expense, net	1,620	88	3,433	88
Depreciation and amortization expense	3,381	740	6,727	1,057
Changes to deferred revenue	3,912	528	8,028	528
Equity-based compensation expense	1,210	231	2,360	231
Non-cash contribution for general and administrative expense	1,241	408	2,398	408
Non-cash impairment on long-term assets	—	2,483	—	2,483
Adjusted EBITDA	$15,532	$308	$30,631	$(2,439)

SOURCE: PennTex Midstream Partners, LP